EXHIBIT 23.1

Norsk Hydro ASA
Oslo, Norway

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Norsk Hydro ASA and subsidiaries for the periods ended September 30, 2004 and 2003 as indicated in our report dated October 15, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report, referred to above, which is included in your filing of quarterly information on Form 6-K for the quarter ended September 30, 2004 is incorporated by reference in the Registration Statements No. 333-8110 and No. 333-10580 on Form F-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte Statsautoriserte Revisorer AS

Oslo, Norway
October 18, 2004